EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by Arthur R. Medici (EMPLOYEE) and Internet Commerce Corporation (“ICC”).  The parties agree to the following:

WHEREAS, EMPLOYEE has been notified that effective March 1, 2007, (Status Change Date), his services as COO of ICC are no longer required and his active employment as COO with ICC will cease; and

WHEREAS, EMPLOYEE and ICC desire to enter into a full and final settlement of all issues and matters between them, occurring on or before the date of EMPLOYEE’s status change, including, but not limited to, any issues and matters that might arise out of EMPLOYEE’s status change with ICC or his employment with ICC;

NOW THEREFORE, in consideration of the undertakings set forth herein, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.                                       Payments and Benefits.  ICC will provide the payments and benefits described below in consideration and in exchange for the EMPLOYEE’s promises, agreements, and obligations set out below, so long as EMPLOYEE submits this Agreement, properly executed, to Glen E. Shipley, Esq., Chief Financial Officer, Internet Commerce Corporation, 6025 The Corners Parkway, Suite 100, Norcross, GA 30092, on or before March 22, 2007, does not revoke it during the seven days after execution (as described in paragraph 18 below), and adheres to the promises and agreements set out in the balance of this Agreement.

(A)                              Payments.  ICC will pay EMPLOYEE for six months following the “Effective Date” of this Agreement, defined in paragraph 14 below.  The rate of pay during that six months will be EMPLOYEE’s current annual base salary.  Payments will be made as regular payroll payments to EMPLOYEE, less legally required federal, state, and local tax withholdings and deduction for health insurance coverage as were authorized for deduction from EMPLOYEE’s pay upon the Status Change Date. ICC will also reimburse all outstanding EMPLOYEE expenses under ICC’s expense policies incurred prior to March 1, 2007 and thereafter, if any, when approved by Thomas J. Stallings, Chief Executive Officer.

(B)                                Benefits.  ICC states that all benefits will continue for the six month period described in subsection 1.(A) above, subject to any notice and continuation requirements established by applicable law.

(C)                                Status.  EMPLOYEE will perform no work or services after his Status Change Date other than as expressly agreed to by Thomas J. Stallings, Chief Executive Officer, and Arthur R. Medici and evidenced by confirming email notes during the six month period described in subsection 1.(A) above, after which period no further assignments will be given or accepted and all employee/employer relationships between the parties will cease.  EMPLOYEE shall submit the attached resignation, executed by him.

(D)                               Valuable Consideration.  EMPLOYEE acknowledges and agrees that the payment and other benefits referenced in paragraphs 1(A-C) of this Agreement are valuable consideration to which EMPLOYEE would not otherwise be entitled upon his employment status change.

2.                                       Release of Claims.  In exchange for the receipt of the payment and benefits set out in paragraph 1 above, EMPLOYEE hereby releases and forever discharges ICC, its affiliate companies, its subsidiary companies, and their directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “RELEASEES”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between EMPLOYEE and the RELEASEES from matters, actions or inactions which occurred on or before the Effective Date of this Agreement.

3.                                       Covenant Not to Sue.  In exchange for the receipt of the payment and benefits set out in paragraph 1 above, EMPLOYEE agrees:

(A)                              That he will not sue ICC in any court or judicial forum (nor will he encourage or sanction any person, group of persons, or organizations to take such action on his behalf) against the RELEASEES, or anyone acting on their behalf, arising out of any actions or non-actions on the part of the RELEASEES which occurred on or before the Effective Date of this Agreement.

(B)                                That his release of claims, complaints, and actions includes, but is not limited to:  (i) any claim for breach of an actual or implied contract of employment (including the letter agreement dated March 30, 2004) between EMPLOYEE and any of the RELEASEES (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract of employment or promissory estoppel), (ii) any claim of unjust, wrongful, discriminatory, retaliatory, or tortious discharge or other adverse employment action (including any claim of whistleblowing), (iii) any claim of slander, libel, or other similar action for defamation, (iv) any claim of intentional tort (including assault, battery, and intentional infliction of emotional distress), (v) any claim of negligence (including negligent infliction of emotional distress, negligent hiring, or negligent retention), (vi) any claim of a violation of a statute or ordinance, including, but not limited to, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (including, but not limited to, the Older Worker Benefit Protection Act), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., Executive Order 11246, the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq., the National Labor Relations Act, 29 U.S.C. § 151 et. seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Worker Adjustment and Retraining Notification

Act, 29 U.S.C. § 2101 et seq., the Georgia Workers’ Compensation Act, or any other relevant federal, state, or local statutes or ordinances governing or concerning employment.

(C)                                That in the event he files any claim with any administrative agency, or any other person or entity brings such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim. This paragraph includes an acknowledgement that EMPLOYEE waives any right to participate in any settlement, verdict, or judgment in any class action or agency action against the RELEASEES arising from conduct occurring on or before the Effective Date, and that he waives any right to accept anything of value or any injunctive relief associated with any such future pending or threatened class action or agency action against the RELEASEES.

4.                                       No knowledge of injury.  EMPLOYEE represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

5.                                       Release of Benefit Claims.  EMPLOYEE further releases and waives any claims against the RELEASEES for pay, vacation pay, insurance, welfare benefits, or any other benefits of employment with ICC arising from events occurring prior to the Effective Date of the Agreement other than claims to benefits acknowledged in paragraph 1(B) above.  This release does not apply to any benefits to which he may be entitled under any stock option plan or program of ICC, all such benefits being subject to and governed by the express terms and conditions of the applicable plan documents, or to any claims for vested employee benefits.

6.                                       Confidentiality.  EMPLOYEE and ICC agree not to publicize this Agreement directly or indirectly, either in specific or as to general content, to the public generally, to any employee of any of the RELEASEES, or to any other person or entity, except as might be lawfully necessary to give testimony by a court of competent jurisdiction or participate in an EEOC or other governmental administrative proceeding, and except as may be reasonably necessary for EMPLOYEE or ICC to enforce the terms of this Agreement in the event of any breach, or as otherwise required by law.  Any such publication shall be considered a material breach of the Agreement and shall subject him to liability for damages.  EMPLOYEE’s agreement to keep confidential the terms of this Agreement extends to all persons other than his immediate family, his attorneys, and his accountants who have a legitimate need to know the terms in order to render professional advice or services to EMPLOYEE, provided, however, that those persons are shown this confidentiality provision and agree to abide by it as any breach by such person shall be considered to be a breach by EMPLOYEE.  If EMPLOYEE or ICC violates this provision in any manner both, as agreed upon damages, they will pay the amount EMPLOYEE has received or does receive from ICC pursuant to paragraph 1 of this Agreement.  EMPLOYEE and ICC acknowledge and agree that this amount of damages is a fair estimate of the damages that the parties presently anticipate either would suffer in the event of a breach of this provision and is not intended to be a penalty.  EMPLOYEE and ICC further understand and agree that this provision survives any revocation of this Agreement by the EMPLOYEE.

7.                                       Nondisparagement.  The parties to this Agreement agree that they will not in any way disparage each other, including current or former officers, directors, and employees, nor will they make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the other.

8.                                       No Admission of Wrongdoing.  The parties to this Agreement agree that nothing in this Agreement is an admission by any party of any wrongdoing and should not be construed as such by any person.

9.                                       Voluntary Agreement.  EMPLOYEE further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement.  EMPLOYEE further represents, declares, and agrees that he voluntarily accepts the payment described above in paragraph 1 for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the RELEASEES from any action or inaction taking place on or before the Effective Date of this Agreement.

10.                                 Choice of Law.  This Release shall be construed and governed by the laws of the State of Georgia.

11.                                 Modification.  The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

12.                                 Entire Agreement. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements regarding EMPLOYEE’s status change, and that there are no other understandings or agreements, written or oral, among them on the subject of EMPLOYEE’s status change.  This agreement does not, however, affect the ongoing validity of the (noncompete agreement), executed by EMPLOYEE on August 18, 2005 or his rights and obligations under any stock option plan applicable to him.

13.                                 Severability.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

14.                                 Effective Date.  This Agreement shall become effective and binding on the eighth day following EMPLOYEE’s execution of this Agreement provided no revocation has been made during that period.

15.                                 No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

16.                                 Time for Consideration and Execution.  By executing this Agreement, EMPLOYEE acknowledges that he has been and is hereby advised by a representative of ICC that he is entitled to at least twenty-one (21) days within which to consider this Agreement before signing the same, and that he, in fact, has been and is hereby offered at least twenty-one (21) days within which to consider this Agreement before signing the Agreement.  Any changes made to this Agreement, whether material or immaterial, will not restart the running of the 21 day period.

17.                                 Time for Revocation.  By executing this Agreement, EMPLOYEE acknowledges that he has been and is hereby advised by a representative of ICC that this Agreement shall not become effective until the eighth (8th) calendar day after the date of EMPLOYEE’s execution of this Agreement.  During the seven (7) day period following EMPLOYEE’s execution of this Agreement, EMPLOYEE may freely revoke his execution of this Agreement by providing written notification of such revocation to Glen E. Shipley, Esq., Chief Financial Officer, Internet Commerce Corporation, 6025 The Corners Parkway, Suite 100, Norcross, GA 30092 via certified mail AND fax (678/291-9610).  Upon expiration of the seven (7) day period, EMPLOYEE acknowledges that this Agreement becomes final and binding.  If EMPLOYEE revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and EMPLOYEE will not receive the payment and/or benefits described in this Agreement.  If EMPLOYEE signs and does not revoke this Agreement, he understands that any claim he may have against ICC for violation of the Age Discrimination in Employment Act or otherwise, is lost forever.

18.                                 Consultation With an Attorney.  By executing this Agreement, EMPLOYEE acknowledges that, at the time he was presented with this Agreement for his consideration, he was and is hereby advised by a representative from ICC, in writing, to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and General Release.

Arthur R. Medici

March 1, 2007	/s/ Arthur R. Medici
Date

INTERNET COMMERCE CORPORATION

March 1, 2007	By:	/s/ Thomas J. Stallings
Date		Thomas J. Stallings, CEO